ITC HOLDINGS CORP. CORPORATE ORGANIZATION CHART


ITC Holdings Corp.
ITC Grid Development, LLC
ITC Interconnection LLC
ITC Great Plains, LLC
Michigan Transco Holdings, LLC
International Transmission Company
ITC Equipment, LLC
ITC Midwest LLC
ITC Project Holdings LLC
New York Transmission Holdings Corp.
ITC Panhandle Transmission, LLC
ITC Midcontinent Development LLC
ITC Mid-Atlantic Development LLC
ITC New York Development LLC
ITC South Central Development LLC
NGIV2, LLC
Desert Southwest Storage Holdings LLC
Texas Infrastructure Holdings, LLC
Big Chino Valley Pumped Storage LLC
Michigan Electric Transmission Company, LLC
ITC Lake Erie Holdings LLC
ITC Lake Erie Connector LLC
Conjunction LLC
Empire Connection LLC